EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-136230, 333-148328, 333-152985, 333-183177, 333-192497, 333-215345, 333-226407, 333-192497, and 333-258962 on Form S-8, and 333-237612 on Form S-3 of our report dated February 25, 2022 relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
February 25, 2022